EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS 2013 SECOND QUARTER RESULTS
*  Bookings Increased 42 Percent Sequentially;
*  Total Net Revenues Increased 25 Percent Sequentially;
*  Non-Semiconductor Test Net Revenues Increased 30 Percent Sequentially;
*  Net Income Increased 243 Percent Sequentially

MOUNT LAUREL, NJ, July 31, 2013 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of temperature management products and semiconductor automatic test equipment (ATE) interface solutions, today announced financial results for the second quarter ended June 30, 2013.

2013 Second Quarter

  Second quarter bookings were $11.0 million, compared with first quarter 2013 bookings of $7.7 million, and second quarter 2012 bookings of $11.8 million; 20% of second quarter 2013 bookings derived from non-semiconductor test.
  Second quarter net revenues were $11.2 million, compared with first quarter 2013 net revenues of $9.0 million, and second quarter 2012 net revenues of $13.6 million; 22% of second quarter 2013 net revenues derived from non-semiconductor test.
  Second quarter gross margin was $5.5 million, or 49%, compared with first quarter 2013 gross margin of $4.1 million, or 46%, and second quarter 2012 gross margin of $6.2 million, or 46%.
  Second quarter net income was $1.0 million, or $0.10 per diluted share, compared with first quarter 2013 net income of $292,000, or $0.03 per diluted share, and second quarter 2012 net income of $1.3 million, or $0.13 per diluted share.
  Cash and cash equivalents of $16.0 million at June 30, 2013 increased by 4% as compared with the first quarter of 2013.

"Our solid financial results for the second quarter reflect overall momentum and the strengthening we have experienced in our business, which was fueled by strong demand from a wide range of customers in the semiconductor market," noted Robert E. Matthiessen, president and chief executive officer. "An acceleration of orders resulted in a substantial increase of 42% in bookings. Our net revenues exceeded guidance and increased 25% over the first quarter. Non-semiconductor test revenue increased both in terms of absolute dollars and as a percent of revenue, increasing 30% sequentially and representing 22% of total second quarter net revenues. Gross margin improved from 46% in the first quarter to 49% in the second quarter. Net income exceeded guidance and increased 243% over the prior quarter, and we grew earnings per share by $0.07. Additionally, we have a solid balance sheet, are generating cash, and continue to carry no debt."

Third Quarter 2013 Financial Outlook:
We expect that net revenues for the third quarter ended September 30, 2013 will be in the range of $10 million to $11 million and that net earnings will range from $0.06 per diluted share to $0.10 per diluted share. While we continue to see strong customer demand, we are experiencing a temporary pause, consistent with others in the semiconductor industry. We expect that our orders and net revenues in the second half of 2013 will be stronger than those of the first half, with a sequential increase in revenues in the fourth quarter. Our outlook is based on our current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

Mr. Matthiessen concluded, "Our long-term objective is to grow and evolve inTEST Corporation into a broad-based thermal solutions test company as we continue to execute on our differentiated product strategy. We are well positioned to meet the evolving needs of our current and future customers with a wide range of thermal test products and custom solutions. Today, inTEST has evolved into a thermal test solutions provider offering a comprehensive product portfolio capable of addressing growth markets in both the semiconductor and non-semiconductor markets which include: automotive, consumer electronics, defense/aerospace, industrial, energy, and telecommunications. We believe the long-term prospects for our success remain firmly in place and are pleased with the outlook for the second half of 2013."

Investor Conference Call / Webcast Details:
There will be a conference call with investors and analysts this evening at 5:00 pm EDT to discuss inTEST's second quarter 2013 results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to inTEST's current or future performance

The dial-in number for the live audio call beginning at 5:00 pm EDT on July 31, 2013 is (480) 629-9712. The Passcode for the conference call is 4630843. Please reference the inTEST 2013 Q2 Financial Results Conference Call. inTEST Corporation will provide a live webcast in conjunction with the conference call. To access the live webcast, please visit inTEST's website www.intest.com under the "Investors" section.

2013 Q2 Replay Details (Webcast)
A replay of the webcast will be available on inTEST's website for one year following the live broadcast. To access the webcast replay, please visit inTEST's website www.intest.com under the "Investors" section.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of temperature management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. The Company's products are also sold into the automotive, consumer electronics, defense/aerospace, energy and telecommunications industries. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events and financial results that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
Contacts:
inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	lguerrant@guerrantir.com
Tel: 808-882-1467

- Tables Follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Six Months Ended
	6/30/2013	6/30/2012	3/31/2013	6/30/2013	6/30/2012
Net revenues	$11,218	$13,576	$ 8,973	$20,191	$24,307
Gross margin	5,565	6,194	4,105	9,570	10,790
Operating expenses:
Selling expense	1,528	1,555	1,189	2,717	2,961
Engineering and product development expense	925	980	996	1,921	1,904
General and administrative expense	1,523	1,665	1,556	3,079	3,656
Restructuring and other charges	-	-	-	-	359
Other income (expense)	(2)	-	6	4	13
Earnings before income tax expense	1,487	1,994	370	1,857	1,923
Income tax expense	484	660	78	562	632
Net earnings	1,003	1,334	292	1,295	1,291

Net earnings per share - basic	$0.10	$0.13	$0.03	$0.13	$0.13
Weighted average shares outstanding - basic	10,372	10,274	10,327	10,350	10,239

Net earnings per share - diluted	$0.10	$0.13	$0.03	$0.13	$0.13
Weighted average shares outstanding - diluted	10,394	10,360	10,366	10,380	10,342

Condensed Consolidated Balance Sheets Data:
	As of:
	6/30/2013	3/31/2013	12/31/2012
Cash and cash equivalents	$16,032	$15,384	$15,576
Trade accounts receivable, net	7,233	5,784	5,501
Inventories	3,360	3,418	3,135
Total current assets	27,796	26,068	25,579
Net property and equipment	1,137	1,179	1,250
Total assets	34,178	32,603	32,399
Accounts payable	1,328	1,399	1,041
Accrued expenses	3,341	3,054	3,455
Total current liabilities	5,007	4,496	4,579
Noncurrent liabilities	-	-	-
Total stockholders' equity	29,171	28,107	27,820

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